Exhibit 10.2

EMPLOYMENT AGREEMENT

between

LESAKA TECHNOLOGIES PROPRIETARY LIMITED
Registration number	2002/031446/07
Address	7 Parks Boulevard, Oxford Parks, Dunkeld, Johannesburg, 2196,
Attention	Lesaka Human Capital Department and Group CFO
Email address	xxx and xxx
Signature	/s/ Dan Smith
Name of signatory	Dan Smith
Position signatory	Group CFO
Signature Date	30 July 2026

referred to as "the Company"

and

ALI MAZANDERANI
Passport number	XXX
Address	XXX
Email address	XXX
Signature	/s/ Ali Mazanderani
Signature Date	30 July 2026

referred to as "the Employee"

KEY TERMS
Position	Executive Chairman
Reporting to	The board of directors of Lesaka Technologies, Inc.
Effective Date	1 July 2026
Expiry Date	30 June 2028, provided that same may be extended to 30 June 2029 by written agreement between the Company and the Employee
Basic / gross remuneration	As set out in Annexure A hereto
Notice period for termination	90 (ninety) calendar days

1. DEFINITIONS AND INTERPRETATION

1.1. In this Agreement, unless inconsistent with the context, a capitalised word shall bear the meaning assigned thereto in Annexure B, and cognate words and expressions shall bear corresponding meanings.

1.2. The head notes to the paragraphs to this Agreement are inserted for reference purposes only and shall not affect the interpretation of any of the provisions to which they relate.

1.3. Any reference in this Agreement to any policy, guideline, protocol or similar document or record shall be construed as a reference to such policy, guideline, protocol or similar document or record as same may have been, or may from time to time be, amended, varied, novated or supplemented.

1.4. The expiration or termination of this Agreement shall not affect those provisions of this Agreement which expressly provide that they shall operate after any such expiration or termination or which of necessity must continue to have effect after such expiration or termination, notwithstanding the fact that the clauses themselves do not expressly provide this.

1.5. The words "include", "including" and "in particular" shall be construed as being by way of example or emphasis only and shall not be construed as, nor shall they take effect as, limiting the generality of any preceding word/s.

1.6. If any term is defined in any particular clause in the main body of this Agreement, the term so defined, unless it is clear from the clause in question that the defined term has limited application to the relevant clause, shall bear the meaning ascribed to it for all purposes in terms of this Agreement.

2. RECORDAL AND APPOINTMENT

2.1. The Company is a wholly-owned subsidiary of Lesaka Technologies, Inc. The Employee has been employed by Lesaka Technologies, Inc. since 1 February 2024 as executive chairman, and will remain so employed until 30 June 2029. In this regard, the Employee:

2.1.1. has the duties, responsibilities, functions and authority of executive chairman, including determining strategy, liaising with the shareholders and other stakeholders of Lesaka Technologies, Inc.; directing merger and acquisition activities; and any other activities that are customary to the position of executive chairman; and

2.1.2. will dedicate only 50% (fifty percent) of full-time equivalence to their role as such.

2.2. It has since been agreed that the Employee will accept certain duties, responsibilities, functions and authority in respect of the business conducted by each of the consumer, merchant and enterprise divisions of the Lesaka Group. It is thus determined appropriate for an employment contract to be concluded between the Employee and the Company. The time to be expended by the Employee in performing their duties under this Agreement and their employment with Lesaka Technologies, Inc. will, in aggregate, be 50% (fifty percent) of full-time equivalence. The allocation of time between duties owed to Lesaka Technologies, Inc. and duties owed to the Company will be determined by agreement between the Employee, Lesaka Technologies, Inc. and the Company.

2.3. With effect from the Effective Date, the Company hereby appoints the Employee to the position set out on the cover page of this Agreement (on the terms set out in this Agreement), and the Employee hereby accepts such appointment.

2.4. This Agreement will continue until the Expiry Date, subject to earlier termination in terms of this Agreement and otherwise under Applicable Laws.

2.5. The Employee shall report to the designated person set out on the cover page of this Agreement in respect of their duties or such other person(s) as the Company may nominate from time to time.

3. ELIGIBILITY TO WORK IN SOUTH AFRICA

3.1. The Employee hereby confirms that they are legally able to be employed by the Company.

3.2. The Employee shall not be required to be tax resident in, or to perform any of their duties physically from, the Republic of South Africa.

3.3. If, during the Employee's employment, the Employee becomes unable to be lawfully employed by the Company, then:

3.3.1. the Employee shall forthwith inform the Company thereof; and

3.3.2. the Company shall be entitled (but not obliged) to terminate this Agreement immediately and without notice (noting that all applicable substantive and procedural requirements shall be complied with).

4. PERIOD OF EMPLOYMENT

4.1. Notwithstanding the Signature Date, the Employee's appointment will commence on the Effective Date and will expire automatically, without further notice, on the Expiry Date, unless terminated earlier in accordance with clause 5.

4.2. The Parties agree that the Employee will be employed on a fixed-term contract for a period of 2 (two) years.

4.3. The Employee acknowledges and agrees that they have no expectation of this Agreement being renewed or extended beyond the Expiry Date.

4.4. The Employee further agrees that no representations have been made by the Company or any expectations created by it to in any way indicate that upon expiry of this Agreement it shall be extended, renewed, that a new fixed period contract will be concluded with the Employee, or that they will be offered indefinite employment by the Company.

4.5. Any renewal or extension of this Agreement will be by agreement between the Company and the Employee, and the Employee agrees that any such renewal or extension will not be construed as an appointment of the Employee for an indefinite period or as any indication of the prospects of any further renewal or extension of this Agreement or of any expectation of indefinite employment in the future.

4.6. Any renewal or extension of this Agreement will only be valid if done in writing and signed by both Parties.

4.7. On the Expiry Date, the Employee will not be entitled to any termination benefits, notice and/or severance pay and the Company will not be required to engage in any formal procedure in order to give effect to the expiry of the Employee's employment on the Expiry Date.

5. TERMINATION

5.1. The Employee's appointment shall be terminable on written notice by either Party (noting that all applicable substantive and procedural requirements shall be complied with), in which event the required notice period shall be as set out on the cover page.

5.2. The Employee's appointment shall also be terminable summarily by either Party for any reason recognised in law as grounds for summary termination.

6. DUTIES OF EMPLOYEE

6.1. The Employee shall:

6.1.1. devote the relevant portion of their time and attention to the duties of their role / office;

6.1.2. faithfully and diligently exercise such powers as may from time to time be assigned to or vested in them and perform the functions of an Employee:

6.1.2.1. in good faith and for proper purpose;

6.1.2.2. with the degree of care, skill and diligence that may reasonably be expected of a person:

6.1.2.2.1. carrying out the same functions in relation to the Company as those carried out by the Employee; and

6.1.2.2.2. having the general knowledge, skill and experience of that Employee;

6.1.2.3. in accordance with all Applicable Laws and generally acceptable good governance practices;

6.1.2.4. as are from time to time assigned to them and which are consistent with their status/office, including, but not limited to, any key performance indicators which the Company may set from time to time;

6.1.3. comply with the orders and directions of the Company;

6.1.4. use their utmost endeavours to protect and promote the business and interests of the Company and each other Lesaka Group Company and preserve the reputation and goodwill of the Lesaka Group Companies;

6.1.5. act in the best interests of the Company and each other Lesaka Group Company in all dealings and transactions whatsoever relating to the Company / such Lesaka Group Company and any business of the Company / such Lesaka Group Company;

6.1.6. submit to the Company such information and reports as may be required of them in connection with the performance of their duties;

6.1.7. not commit any criminal offence;

6.1.8. not, except in the fulfilment of their duties, disclose or discuss any matter relating to any Lesaka Group Company to / with the media or on any public forum / platform; and

6.1.9. disclose to the Company all acts and omissions which constitute a breach by the Employee of their obligations to the Company or any other Lesaka Group Company from whatsoever cause arising.

6.2. The Employee may be required, in pursuance of their duties, to:

6.2.1. perform services not only for the Company but also, as the Company may from time to time reasonably require, for any other Lesaka Group Company and without further remuneration, and to accept such offices in other Lesaka Group Companies; and

6.2.2. travel to such places within or outside South Africa by such means and on such occasions as the Company may from time to time require.

7. EMPLOYEE'S PLACE OF WORK

The Employee shall not be required to perform their duties from any fixed or designated workplace and may perform their duties remotely from such jurisdiction as the Employee may determine from time to time, subject always to compliance with Applicable Laws and the Employee's obligations under this Agreement.

8. HOURS OF WORK

The Employee agrees to work such hours as the proper diligent performance of the Employee's duties may require.

9. OVERTIME WORK

9.1. Having regard to the nature of the Employee's duties and the requirements of the Company, the Employee may from time to time be required to work outside normal working hours or over weekends or on public holidays.

9.2. By accepting this appointment, it is confirmed that the Employee has agreed to work such further hours, without additional compensation.

10. REMUNERATION

10.1. As remuneration for their services in terms of this Agreement and with effect from the Effective Date, the Company shall pay to the Employee a basic salary in the amount stated in Annexure A, which shall be paid in South African Rand in arrears, by electronic transfer into the Employee's nominated bank account, in accordance with Annexure A or, in the case of a monthly amount, on or before the last day of every month.

10.2. The Employee shall have no right, entitlement or expectation to any other payments or benefits, whether in cash or otherwise, from the Company.

10.3. If the Company makes any overpayment to the Employee, the Employee shall advise the Company thereof.

10.4. Any incentive, variable, once-off or non-guaranteed payments or bonuses, if any, which the Employee may receive from the Company time to time will not form part of the Employee's Remuneration Package and shall be excluded for the purposes of calculating any annual leave, severance pay or notice pay due to the Employee by law or in terms of this Agreement.

10.5. The Employee acknowledges that they have no contractual right to receive any incentive, variable, once-off or non-guaranteed payments or bonuses, and that the Company may (in its discretion) elect to pay (or not pay) such payments or bonuses, without requiring the consent of the Employee.

11. DEDUCTIONS

The Company shall deduct from the Employee's remuneration:

11.1. such income tax and other contributions as are required by Applicable Laws and shall pay such deductions to the South African Revenue Services and/or other regulatory authorities, as may be applicable from time to time;

11.2. any other amount that the Company may deduct from time to time in terms of the provisions of any applicable agreement;

11.3. any payment by the Company to the Employee which is subsequently found to have been erroneously made; and

11.4. any such other amount as may be owing to the Company by the Employee from time to time, including as a result of property of the Company being damaged, lost or otherwise not returned by the Employee to the Company.

12. BENEFITS

12.1. The Company shall be liable for the cost of charter flights undertaken by the Employee for business purposes, up to a maximum amount of R4,000,000 per financial year.

12.2. If and while the Company so determines, the Employee shall be entitled to such other benefits (if any) as may be determined by the Company from time to time. The Employee acknowledges that they have no contractual right to receive these benefits and that the Company may terminate such benefits in their discretion, without requiring the consent of the Employee.

13. ANNUAL LEAVE

13.1. The Employee shall be entitled to annual leave on full pay as provided for in the BCEA.

13.2. Any additional annual leave granted by the Company in excess of the statutory minimum shall be governed by the Company's leave policy.

13.3. Annual leave must be taken at such time or times as are convenient to the Company and in accordance with its annual leave policy applicable from time to time. The Company reserves the right to direct when annual leave must be taken.

14. SICK LEAVE

14.1. The Employee shall be entitled to sick leave on full pay as provided for in the BCEA, and in accordance with the Company's leave policy.

14.2. If the Employee is absent from work, the Employee shall submit to the Company all appropriate documentation, including medical certificates and reports, substantiating the reason for the Employee's absence as may be relevant to a determination of the extent of the Employee's incapacity, as contemplated in the Company's leave policy.

15. OTHER LEAVE AND LEAVE POLICY

15.1. The Employee shall be entitled to other leave as prescribed in the BCEA, and the Company's leave policy, if any and as it may be amended, revoked and/or replaced from time to time.

15.2. The Employee acknowledges that they have no contractual right to any leave contemplated in the leave policy and that the Company may amend, revoke or replace such leave policy in their discretion, without requiring the consent of the Employee.

16. INTELLECTUAL PROPERTY

16.1. The Employee grants to the Company a non-exclusive, perpetual, irrevocable and royalty-free licence, in each territory where any Lesaka Group Company conducts business at any time, to use any and all Intellectual Property created by the Employee during the performance of his duties to the Company.

16.2. The Employee irrevocably undertakes that, during their employment with the Company: (i) they will do nothing (whether by omission or commission) which has or may have the effect of affecting or impairing the integrity, validity or rights of ownership to any Intellectual Property owned, acquired, applied for or to be applied for by any Lesaka Group Company, or its nominee; and (ii) the Employee shall not attack, or in any way assist or be involved in any attack on the validity of any Intellectual Property owned, possessed or applied to be registered by any Lesaka Group Company, or any Lesaka Group Company’s claim to the ownership of any such Intellectual Property.

17. CONFIDENTIALITY UNDERTAKINGS

17.1. In performing the duties and functions with the Company and/or whilst providing any services to any other Lesaka Group Company, the Employee will have access to Confidential Information. The Employee acknowledges that the Confidential Information is proprietary to the relevant Lesaka Group Company and is being made available to them and/or will otherwise come into their possession in order for the Employee to carry out their services under this Agreement and for no other purpose.

17.2. The Employee acknowledges that the Confidential Information is a valuable, special and unique asset of the relevant Lesaka Group Company, and that the relevant Lesaka Group Company may suffer substantial economic and other loss and harm in the event that such Confidential Information is disclosed or used otherwise than for the sole benefit of the relevant Lesaka Group Company, and in accordance with this Agreement.

17.3. The Employee agrees that during their employment with the Company and thereafter in perpetuity, regardless of the reason for the termination of employment, the Employee shall:

17.3.1. hold the Confidential Information in strict confidence and shall not, nor shall the Employee permit any other person to, copy, disclose or in any way make available, the Confidential Information to any person;

17.3.2. take all reasonable steps to minimise the risk of disclosure of the Confidential Information to unauthorised persons, and ensure the proper and secure storage of any such Confidential Information;

17.3.3. not to use or permit the use of the Confidential Information for any purpose other than performing their duties to the Company in terms of this Agreement, and/or for the sole benefit of the Lesaka Group Companies; and

17.3.4. not, during their employment by the Company or thereafter, use for their own benefit or for the benefit of any other person, whether directly or indirectly, any Confidential Information, including to obtain a commercial, trading, investment, financial or other advantage over any Lesaka Group Company, or otherwise use or allow the use thereof to the detriment of any Lesaka Group Company.

17.4. If the Employee is required to disclose Confidential Information pursuant to a requirement or request by operation of law, regulation or court order, they will - (i) advise the Company thereof; (ii) take such steps to limit the disclosure to the minimum extent required to satisfy such requirement and to the extent that it lawfully and reasonably can; (iii) afford the Company a reasonable opportunity to intervene in the proceedings; (iv) comply with the Company's reasonable requests as to the manner and terms of any such disclosure; and (v) notify the Company of the form and extent of any such disclosure or announcement.

17.5. The obligations of the Employee with respect to each item of Confidential Information shall commence on the date on which such information is disclosed or otherwise received (whether before or after the Signature Date) and shall endure indefinitely after the termination of this Agreement.

17.6. Upon the written request by the Company at any time, the Employee will return to the Company all Confidential Information and all documents or media containing any such Confidential Information and any and all copies or extracts thereof, and where such Confidential Information is in a form or format that is incapable of return to the Company, the Employee shall delete or destroy or erase, as appropriate in the circumstances and as specifically directed by the Company in writing, such matter or such record containing the Confidential Information.

17.7. The Employee acknowledges that monetary damages will not be a sufficient remedy for breach of the undertakings given in this clause 17 and, accordingly, without prejudice to any other rights and remedies available to any Lesaka Group Company, the Employee agrees that each Lesaka Group Company shall be entitled to relief by way of an interdict, specific performance or otherwise.

18. CONSENT TO THE PROCESSING OF PERSONAL INFORMATION

18.1. For purposes of this clause 18, "processing" has the meaning ascribed thereto in POPIA and includes collecting, receiving, recording, organising, collating, storing, updating, retrieving, altering, consulting, using, disseminating, transmitting, distributing, making available, merging, linking, restricting, degrading, erasing or destroying of any personal information.

18.2. The Employee hereby voluntarily, specifically and unconditionally consents to each Lesaka Group Company processing the Employee's personal information as defined in POPIA:

18.2.1. for any purposes connected with the Employee's employment, including but not limited to storing and maintaining personal contact details to comply with applicable legislation, payroll and/or remuneration requirements, implementing health management systems, performance evaluation, training, development planning, occupational health and safety, security and access control, travel purposes, visa processing, implementation of medical aid schemes and retirement funding, administration of benefits, ensuring employees are entitled to take sick and/or other leave, protecting employees' beliefs and culture, checking employment and credit references and ensuring succession and contingency planning;

18.2.2. in order to comply with laws and other measures designed to protect or advance persons, or categories of persons, disadvantaged by unfair discrimination;

18.2.3. in order to implement collective agreements and/or to process trade union stop orders;

18.2.4. on infrastructure belonging to any third party with whom any Lesaka Group Company enters into an operator agreement; and

18.2.5. in order to protect any legitimate interest of any Lesaka Group Company, including in respect of criminal offences which have been, or can reasonably expected to be, levelled against the Employee or other employees in the Company's service.

18.3. The Employee consents to each Lesaka Group Company transmitting such personal information to any other Lesaka Group Company (wherever they may be located, including in countries which may not have data-protection laws similar to South Africa) and to any third party (wherever they may be located, including in countries which may not have data-protection laws similar to South Africa) and to the processing, analysing, assessment and/or storage of the Employee's personal information by any such party. Any personal information will only be used by any such Lesaka Group Company and/or third parties for the purposes set out in clause 18.2, or otherwise in accordance with the instructions of the Company.

18.4. The Employee warrants that any and all personal information provided by the Employee to the Company shall at all times be true and correct, and the Employee undertakes to provide the Company with their updated details so that the personal information provided by the Employee is at all times current. The Employee understands that the provision of inaccurate and/or misleading personal information shall constitute serious misconduct, subject to appropriate disciplinary action, including potential dismissal. The Employee indemnifies the Company and each other Lesaka Group Company for any loss, liability, damage or expense (including interest and penalties) suffered or incurred as a result of the Company's or any other Lesaka Group Company's reliance on incorrect information relating to or provided by the Employee.

18.5. The processing of personal information by a Lesaka Group Company shall further be subject to any applicable policy/ies in place at such Lesaka Group Company, as amended from time to time in the sole discretion of such Lesaka Group Company. The Employee shall ensure that the Employee is at all times aware of the aforementioned policy/ies and any amendments thereto.

18.6. If (i) the Employee's employment is terminated for any reason related to dishonesty; or (ii) the Employee resigns to avoid facing a disciplinary process relating to misconduct involving an element of dishonesty; or (iii) after the termination of the Employee's employment, the Company were to uncover serious misconduct involving an element of dishonesty and committed by the Employee whilst still employed, the Company may procure that the Employee's name and biographical details be recorded on any database administered by the Banking Association of South Africa or any similar or regulatory body.

19. RULES, REGULATIONS AND POLICIES

19.1. The Employee shall acquaint themself with, and fully comply with, the rules, codes, policies and procedures of the Company.

19.2. The Employee acknowledges and agrees that the Company may unilaterally amend or replace any policy, code, procedure or rules from time to time in the Company's sole and absolute discretion and without giving notice thereof to the Employee.

20. COMPANY PROPERTY

20.1. All Company catalogues, correspondence, letters, memoranda, note books, order books, customer lists, supplier lists, price lists, documents, papers, goods, samples, Confidential Information, equipment and any other articles of any kind whatsoever whether issued to the Employee by the Company or otherwise in the possession of the Employee, will belong to and remain the property of the Company, both during the Employee's employment and after termination of the Employee's services for any reason whatsoever.

20.2. The Employee shall use the Company's property only in the course and scope of their employment and for the benefit of the Company. The Employee shall be responsible for the safekeeping of any of the Company's property issued to them or otherwise in their possession.

20.3. When using any of the Company's property, the Employee undertakes to exercise reasonable care, perform maintenance and follow all operating instructions, safety standards and guidelines. The Employee's failure to use Company property as specified and/or the Employee's negligent use or misuse of Company property, may result in disciplinary action being instituted against the Employee, which may result in the dismissal of the Employee.

20.4. Any of the Company's property in the Employee's possession or control including all Confidential Information and any working drafts, internal notes and other documents, whether originals or copies, on any form of media, which relate in any way to Intellectual Property, business affairs or dealings of the Company and/or any Lesaka Group Company must be returned to the Company prior to the Termination Date. If the Employee fails or refuses to return such items to the Company when so required, the Company shall be entitled to recover any loss from any monies due to the Employee (subject to compliance with Applicable Laws).

21. STIPULATIONS IN THIS AGREEMENT IN FAVOUR OF OTHER LESAKA GROUP COMPANIES

Although this Agreement shall only be signed by the Company, the provisions of this Agreement which refer to any other Lesaka Group Company shall be deemed to have been imposed and granted as stipulations for the benefit of each such Lesaka Group Company. The benefit of this Agreement is hereby accepted by them by way of the signature of this Agreement by the Company. To the extent that this may not be permissible in law, any Lesaka Group Company may at any time after the Signature Date accept and enforce the benefits of this Agreement.

22. NOTICES AND ADDRESSES

22.1. For the purposes of the giving of notices and the serving of legal process in terms of this Agreement, each of the Parties chooses the address set out on the cover page of this Agreement.

22.2. Either Party may at any time, by notice in writing to the other Party, change its chosen address to any other address that is not a post office box.

22.3. Any written notice (including any electronic mail) actually received by a Party shall be valid, notwithstanding that it may not have been given in accordance with the preceding provisions of this clause 22.

23. GOVERNING LAW

This Agreement shall for all purposes be governed by and interpreted in accordance with the laws of the Republic of South Africa.

24. GENERAL

24.1. This Agreement constitutes the whole of the agreement between the Parties relating to the matters dealt with herein and, save to the extent otherwise provided herein, no undertaking, representation, term or condition relating to the subject matter of this Agreement not incorporated in this Agreement shall be binding on any of the Parties.

24.2. This Agreement supersedes and replaces any and all agreements between the Parties (and other persons, as may be applicable) and undertakings given to or on behalf of the Parties (and other persons, as may be applicable) in relation to the subject matter hereof.

24.3. No addition to or variation, deletion, or agreed cancellation of all or any clauses or provisions of this Agreement will be of any force or effect unless in writing and signed by the Parties.

24.4. No latitude, extension of time or other indulgence which may be given or allowed by any Party to the other Party in respect of the performance of any obligation hereunder, and no delay or forbearance in the enforcement of any right of any Party arising from this Agreement and no single or partial exercise of any right by any Party under this Agreement, shall in any circumstances be construed to be an implied consent or election by such Party or operate as a waiver or a novation of or otherwise affect any of the Party's rights in terms of or arising from this Agreement or estop or preclude any such Party from enforcing at any time and without notice, strict and punctual compliance with each and every provision or term hereof.  Failure or delay on the part of any Party in exercising any right, power or privilege under this Agreement will not constitute or be deemed to be a waiver thereof, nor will any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

24.5. No waiver, suspension or postponement by any Party of any right arising out of or in connection with this Agreement shall be of any force or effect unless in writing and signed by such Party. Any such waiver, suspension or postponement will be effective only in the specific instance and for the purpose given.

24.6. All provisions and the various clauses of this Agreement are, notwithstanding the manner in which they have been grouped together or linked grammatically, severable from each other.  Any provision or clause of this Agreement which is or becomes unenforceable in any jurisdiction, whether due to voidness, invalidity, illegality, unlawfulness or for any other reason whatever, shall, in such jurisdiction only and only to the extent that it is so unenforceable, be treated as pro non scripto and the remaining provisions and clauses of this Agreement shall remain of full force and effect. The Parties declare that it is their intention that this Agreement would be executed without such unenforceable provision if they were aware of such unenforceability at the time of execution hereof.

24.7. The expiration or termination of this Agreement shall not affect such of the provisions of this Agreement which expressly provide that they will operate after any such expiration or termination or which of necessity must continue to have effect after such expiration or termination, notwithstanding that the clauses themselves do not expressly provide for this.

25. EXECUTION

25.1. This Agreement is signed by the Parties on the dates indicated on the cover page.

25.2. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same Agreement as at the date of signature of the Party last signing one of the counterparts.

25.3. The Parties record that it is not required for this Agreement to be valid and enforceable that a Party shall initial the pages of this Agreement and/or have its signature of this Agreement verified by a witness.

Annexure A - Remuneration

1. The Employee's remuneration will be determined on the basis of the total direct cost to the Company, excluding any statutory deductions, which the Employee and the Company are liable for.

2. The Employee's total direct cost to the Company will be R5,000,000 per annum. The Employee will receive their emoluments monthly in arrears.

Annexure B - Definitions

1. "Agreement" means this Employment Agreement and any annexures forming part thereof.

2. "Applicable Laws" means all statutes, enactments, laws, ordinances, treaties, conventions, protocols, by-laws, rules, regulations, guidelines, policies, policy notes, notifications, notices, judgments, decrees, injunctions, writs or orders of any court, statutory, tax or regulatory authority, tribunal, board or stock exchange, in any jurisdiction as may be applicable to the relevant Party.

3. "BCEA" means the Basic Conditions of Employment Act, No. 75 of 1997.

4. "Company" means the entity recorded as such on the cover page of this Agreement.

5. "Confidential Information" means any information or data relating to any other Lesaka Group Company (even if not marked as being confidential, restricted, secret, proprietary or any similar designation), in whatever format and whether recorded or not (and if recorded, whether recorded in writing, on any electronic medium or otherwise), which:

5.1. by its nature or content is identifiable as confidential and/or proprietary to any Lesaka Group Company; or

5.2. is intended or by its nature or content could reasonably be expected to be confidential and/or proprietary to any other Lesaka Group Company,

and includes:

5.3. information relating to any Lesaka Group Company, existing and future strategic objectives and existing and future business plans and corporate opportunities;

5.4. trade secrets, technical information, techniques, know-how, operating methods and procedures;

5.5. details of costs, sources of materials and client lists (whether actual or potential) and other information relating to the existing and prospective clients and suppliers of any Lesaka Group Company;

5.6. pricing, price lists and purchasing policies;

5.7. computer data, programmes and source codes;

5.8. information contained in or constituting the hardware or software of any Lesaka Group Company, including third party products and associated material;

5.9. information relating to any Lesaka Group Company's network telecommunications services and facilities;

5.10. any and all methodologies, formulae and related information in developed software and processes and other business of any Lesaka Group Company;

5.11. products, drawings, designs, plans, functional and technical requirements and specifications;

5.12. intellectual property that is proprietary to any Lesaka Group Company or that is proprietary to a third party and in respect of which any Lesaka Group Company has rights of use or possession;

5.13. marketing information of whatsoever nature or kind;

5.14. financial information of whatsoever nature or kind;

5.15. information relating to any contracts to which any Lesaka Group Company is a party; and

5.16. any information which is not readily available to a competitor of any Lesaka Group Company in the normal and ordinary course of business.

6. "Control" has the meaning assigned thereto in the Companies Act, No. 71 of 2008.

7. "Effective Date" means the date set out on the cover page of this Agreement, notwithstanding the Signature Date.

8. "Employee" means the person recorded as such on the cover page of this Agreement.

9. "Expiry Date" means the date set out on the cover page of this Agreement.

10. "Intellectual Property" means all patents, rights to inventions, rights to designs and utility models, rights to trade marks, service marks and domain names, the right to sue for unlawful competition, copyrights and related rights, rights in computer software, database rights, rights in confidential information (including know-how and trade secrets) and any other intellectual property rights, subsisting now or in the future, in each case whether registered or unregistered, and including all applications for and renewals or extensions of such rights, and all similar or equivalent rights or forms of protection in any part of the world.

11. "Lesaka Group" means, collectively, Lesaka Technologies, Inc. and any entity which is directly or indirectly Controlled by Lesaka Technologies, Inc. from time to time.

12. "Lesaka Group Company" means any company forming part of the Lesaka Group.

13. "Parties" means, collectively, the Employee and the Company, and "Party" means either one of them.

14. "POPIA" means the Protection of Personal Information Act, No. 4 of 2013.

15. "Signature Date" means the date on which this Agreement is signed by the last Party who signs.

16. "Termination Date" means the date on which this Agreement terminates for any reason whatsoever.